April 21, 2022

Division of Investment Management
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Form AW - Request for Withdrawal
         FT 10013
         Registration on Form S-6
         ACCESSION NUMBER: 0001445546-22-002858
         (File No. 333-264405; CIK No. 1901736)


Ladies and Gentlemen:

      On behalf of First Trust Portfolios L.P. ("Depositor"), depositor, sponsor and principal underwriter of FT 10013 (the "Trust"), the Trust hereby requests the withdrawal of the above-mentioned Form S-6 pursuant to Rule 477 of Regulation C under the Securities Act of 1933, as amended. This Form S-6 was a preliminary Registration Statement meant to be filed under FT 10113 but was inadvertently filed under FT 10013 with the Securities and Exchange Commission on April 21, 2022. No securities of the Trust were sold, or will be sold, pursuant to the Form S-6.

                                                 Sincerely,

                                                 FT 10013

                                                 By:

                                                 /s/ Elizabeth H. Bull
                                                 ______________________
                                                 Elizabeth H. Bull
                                                 Senior Vice President